Exhibit 99.1

Argan, Inc.  Reports Second Quarter Results

September 5, 2018 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its second quarter ended July 31, 2018. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”).  The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	July 31,
	2018	2017	Change	% Change
For the Quarter Ended:
Revenues	$136,670	$259,803	$(123,133)	(47)%
Gross profit	30,708	51,407	(20,699)	(40)
Gross margins	22.5%	19.8%	2.7	14
Net income attributable to the stockholders of the Company	$16,972	$27,139	$(10,167)	(38)
Diluted per share	1.08	1.72	(0.64)	(37)
EBITDA attributable to the stockholders of the Company	24,445	42,712	(18,267)	(43)
Diluted per share	1.56	2.71	(1.15)	(42)

For the Six Months Ended:
Revenues	$278,036	$490,292	$(212,256)	(43)%
Gross profit	46,160	91,503	(45,343)	(50)
Gross margins	16.6%	18.7%	(2.1)%	(11)
Net income attributable to the stockholders of the Company	$21,809	$47,764	$(25,955)	(54)
Diluted per share	1.39	3.03	(1.64)	(54)
EBITDA attributable to the stockholders of the Company	32,592	75,168	(42,576)	(57)
Diluted per share	2.08	4.76	(2.68)	(56)

	July 31, 2018	January 31, 2018	Change	% Change
As of:
Cash, cash equivalents and short-term investments	$361,742	$434,015	$(72,273)	(17)%
Net liquidity (1)	313,371	301,817	11,554	4
Project Backlog	429,000	379,000	50,000	13

(1)         We define net liquidity, or working capital, as our total current assets less our total current liabilities.

Second Quarter Results:

As successful execution by Gemma Power Systems (“GPS”) on four large gas-fired power plant projects are reaching the final stages, revenues saw a decline during the current quarter to $136.7 million compared to $259.8 million in the prior year quarter. Construction activities for these projects have matured from peak levels to the commissioning and start up phases. The decline in revenues at GPS was partially offset by record revenues at Atlantic Projects Company (“APC”) and The Roberts Company (“TRC”) during the second quarter. Gross profits decreased by 40% to $30.7 million from $51.4 million for the prior year, reflecting primarily the reduction in consolidated revenues between periods. Our gross margin percentage increased to 22.5% from 19.8% for the prior year quarter, reflecting execution on the commissioning and start-up phases of four natural gas-fired power plant projects which have all recently reached substantial completion.

The levels of selling, general and administrative expenses were consistent between the two quarters. Other income increased $1.6 million compared to the prior year quarter primarily reflecting a recorded gain on the settlement in the current quarter of a previously disclosed dispute.  The Tax Cuts and Jobs Act had a favorable impact on our tax rate, resulting in an estimated annual effective income tax rate of 27.5% for the current quarter, compared to an income tax rate of 36.2% for the second quarter last year.

These factors resulted in net income attributable to our stockholders decreasing 38% to $17.0 million for the current quarter, or $1.08 per diluted share, from $27.1 million, or $1.72 per diluted share, for the prior year quarter. EBITDA attributable to our stockholders for three months ended July 31, 2018, decreased 43% to $24.4 million, or $1.56 per diluted share, from $42.7 million, or $2.71 per diluted share, for the prior year quarter. We paid our second regular quarterly cash dividend of $0.25 per share in July.

Our balance sheet continues to be strong. As of July 31, 2018, our cash, cash equivalents and short-term investments totaled $362 million and net liquidity was $313 million; plus, we had no bank debt. Our project backlog was $429 million as of July 31, 2018, up from $379 million at the end of the prior year, mostly due to an EPC contract entered into by GPS during the first quarter. During the second quarter, we announced that GPS has also entered into an EPC contract to construct the Chickahominy Power Station, a 1,600 MW natural gas-fired power plant, in Virginia. We do not intend to include the value of this EPC contract in project backlog until the project progresses closer to its anticipated start date in early 2019. As previously reported, we remain encouraged about our project pipeline as GPS has been selected to perform the EPC work for several new power generation facilities with a collective potential project value over $1.5 billion, including the Chickahominy Power Station, and projected start dates ranging from later in 2018 through 2019.

Six Month Results:

For the six months ended July 31, 2018, consolidated revenues decreased 43% to $278.0 million compared to the prior year period, due to the same reasons discussed above. Gross profit decreased 50% to $46.2 million reflecting primarily the reduction in consolidated revenues between periods. Our gross margin percentage decreased to 16.6% from 18.7% for the prior year period, reflecting strong peak construction performance on the four natural gas-fired power plant projects in the prior year period.

The amounts of selling, general and administrative expenses for the periods were consistent. For the same reasons discussed above, other income increased and taxes decreased between the two periods. These factors resulted in net income attributable to our stockholders for the six months ended July 31, 2018 decreasing 54% to $21.8 million, or $1.39 per diluted share, compared to $47.8 million, or $3.03 per diluted share, for the prior year period. EBITDA attributable to the stockholders for the six months ended July 31, 2018 decreased 57% to $32.6 million, or $2.08 per diluted share, from $75.2 million, or $4.76 per diluted share, for the prior year period.

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “We experienced a meaningful rebound in our margins and bottom line compared to the last several quarters resulting from record performance at APC and TRC and the recent achievement of substantial completion on four key power plant projects.  These gas-fired power plants can provide dependable and efficient power 24 hours a day to over two million homes and remain a viable and large part of our nation’s dynamic power supply. We continue to position our Company as an accomplished builder of these complex gas-fired power plants and, as we recently reported, we signed another EPC contract to build a large gas-fired power plant. As we have indicated previously, we are focused on identifying opportunities, rebuilding our backlog and remain cautiously optimistic that we will add several more projects to backlog this year and in calendar 2019. Nonetheless, this transition will result in a decrease to our revenues in the coming quarters until work on new projects is secured and ramps up in accordance with the normal construction cycle of large EPC projects.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including but not limited to: (1) the continued strong operational performance of our power industry services business; (2) the Company’s successful addition of new contracts to backlog and the Company’s receipt of notices to proceed with the corresponding contract activities; and (3) the Company’s ability to execute on its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors described from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to the cautionary statements made by us with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017

REVENUES	$136,670	$259,803	$278,036	$490,292
Cost of revenues	105,962	208,396	231,876	398,789
GROSS PROFIT	30,708	51,407	46,160	91,503
Selling, general and administrative expenses	10,378	10,799	20,015	20,289
INCOME FROM OPERATIONS	20,330	40,608	26,145	71,214
Other income, net	2,928	1,311	3,692	2,529
INCOME BEFORE INCOME TAXES	23,258	41,919	29,837	73,743
Income tax expense	6,314	14,601	8,051	25,676
NET INCOME	16,944	27,318	21,786	48,067
Net (loss) income attributable to non-controlling interests	(28)	179	(23)	303
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	16,972	27,139	21,809	47,764

Foreign currency translation adjustments	(693)	789	(1,272)	893
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$16,279	$27,928	$20,537	$48,657

EARNINGS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$1.09	$1.75	$1.40	$3.08
Diluted	$1.08	$1.72	$1.39	$3.03

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,568	15,514	15,568	15,491
Diluted	15,673	15,787	15,673	15,788

CASH DIVIDENDS PER SHARE	$0.25	$—	$0.50	$—

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(In thousands)(Unaudited)

	Three Months Ended July 31,
	2018	2017
Net income	$16,944	$27,318
Less EBITDA attributable to noncontrolling interests	28	(179)
Interest expense	110	—
Income tax expense	6,314	14,601
Depreciation	796	638
Amortization of purchased intangible assets	253	334
EBITDA attributable to the stockholders of the Company	$24,445	$42,712

	Six Months Ended July 31,
	2018	2017
Net income	$21,786	$48,067
Less EBITDA attributable to noncontrolling interests	23	(303)
Interest expense	659	—
Income tax expense	8,051	25,676
Depreciation	1,567	1,210
Amortization of purchased intangible assets	506	518
EBITDA attributable to the stockholders of the Company	$32,592	$75,168

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s GAAP results of operations. Consistent with the requirements of SEC Regulation G, reconciliations of the Company’s non-GAAP financial results from net income are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	July 31, 2018	January 31, 2018
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$165,766	$122,107
Short-term investments	195,976	311,908
Accounts receivable, net	46,137	24,756
Contract assets	34,792	13,847
Prepaid expenses and other current assets	10,542	12,410
TOTAL CURRENT ASSETS	453,213	485,028
Property, plant and equipment, net	18,882	15,299
Goodwill	34,329	34,329
Other purchased intangible assets, net	6,643	7,149
Deferred taxes	342	439
Other assets	394	426
TOTAL ASSETS	$513,803	$542,670
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$84,239	$100,238
Accrued expenses	31,218	35,360
Contract liabilities	24,385	47,613
TOTAL CURRENT LIABILITIES	139,842	183,211
Deferred taxes	2,146	1,293
TOTAL LIABILITIES	141,988	184,504

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share — 30,000,000 shares authorized; 15,571,952 and 15,570,952 shares issued at July 31 and January 31, 2018, respectively; 15,568,719 and 15,567,719 shares outstanding at July 31 and January 31, 2018, respectively	2,336	2,336
Additional paid-in capital	144,135	143,215
Retained earnings	225,174	211,150
Accumulated other comprehensive income	150	1,422
TOTAL STOCKHOLDERS’ EQUITY	371,795	358,123
Non-controlling interests	20	43
TOTAL EQUITY	371,815	358,166
TOTAL LIABILITIES AND EQUITY	$513,803	$542,670